Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on June 30, 2006) pertaining to The 2003 Incentive Award Plan of Gen-Probe Incorporated, of our reports dated February 9, 2006, with respect to the consolidated financial statements and schedule of Gen-Probe Incorporated, Gen-Probe Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gen-Probe Incorporated, included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 28, 2006